Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-297399, 333-295172, 333-292682 and 333-280734), Form S-8 (File No. 333-295173), and Form S-3 (File No. 333-274665) of iPower Inc. (the “Company”) of our report dated October 2, 2026, relating to our audit of the consolidated financial statements of the Company as of and for the year ended June 30, 2026, appearing in the Annual Report on Form 10-K of the Company, which is incorporated by reference into such Registration Statements.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statements.

/s/ HTL International, LLC

Houston, Texas

October 2, 2026